Press Release

F.N.B. Corporation Reports Second Quarter 2020 Earnings per Share of $0.25, a 79% Increase from Prior Quarter
Revenue increased to $306 million ● Funded $2.6 billion in PPP Loans ● Continued to serve our customers and communities during the pandemic
PITTSBURGH, PA - July 16, 2020 -- F.N.B. Corporation (NYSE: FNB) reported earnings for the second quarter of 2020 with net income available to common stockholders of $81.6 million, or $0.25 per diluted common share. Comparatively, first quarter of 2020 net income available to common shareholders totaled $45.4 million, or $0.14 per diluted common share, and second quarter of 2019 net income available to common stockholders totaled $93.2 million, or $0.29 per diluted common share. The results for the second quarter of 2020 reflect the impact of $2.6 billion of loans originated through the United States Department of Treasury Paycheck Protection Program (PPP), as well as expenses related to COVID-19 of $2.0 million and an estimated $17.1 million of incremental provision for credit losses due to the COVID-19 related impacts on our allowance for credit losses (ACL) modeling results. Total significant, outsized, or unusual items were $19.4 million (pre-tax), or $0.05 per diluted common share.
Vincent J. Delie, Jr., President, Chairman and Chief Executive Officer of F.N.B. Corporation, said of its results, "As we all continue to experience many new challenges, our most recent performance demonstrates the tremendous power and dedication of our workforce and their ability to innovate and adapt to serve our constituents. As essential workers, our team has put in thousands of hours to ensure that customers have access to the funding, tools and expertise they need to maintain their livelihoods. As we move forward, I am confident that our team’s compassionate and resilient attitudes will continue to shape our performance and will translate into results for our customers, communities and shareholders.
Our Company’s efforts are apparent in the performance we achieved in this challenging and difficult economic environment. Operating earnings per share in the quarter increased 63% to $0.26, even with a substantial credit reserve build due to the potential impact of COVID-19 and changing macroeconomic conditions. Core revenue trends remained solid with total revenue increasing 6% annualized to $306 million, and total assets growing nearly $3 billion to end June at $38 billion. Compared to the first quarter, loans and deposits increased $2.3 billion and $3.6 billion, or 10% and 15%, respectively. Capital markets and mortgage banking set new records with revenues of $13 million and $17 million, respectively. Operating expenses were well-controlled as our efficiency ratio equaled 53.7% for the quarter."

Second Quarter 2020 Highlights
(All comparisons refer to the second quarter of 2019, except as noted)

•Growth in total average loans was $2.8 billion, or 12.5%, with average commercial loan growth of $2.8 billion, or 19.5%, and average consumer loan growth of $59 million, or 0.7%. Total loan growth included $2.6 billion of PPP commercial loans originated during the second quarter of 2020.
•Total average deposits grew $3.4 billion, or 14.3%, primarily due to an increase in average non-interest-bearing deposits of $2.1 billion, or 34.2%, and an increase in average interest-bearing demand deposits of $2.1 billion, or 21.4%, partially offset by a managed decrease in average time deposits of $1.1 billion, or 19.7%. Growth in average deposits reflected inflows from the PPP and government stimulus checks, in addition to organic growth in customer relationships.
•The loan to deposit ratio was 92.1% at June 30, 2020, compared to 95.0% at June 30, 2019 as deposit growth outpaced loan growth.
•Net interest income decreased $2.4 million, or 1.1%, attributable to lower interest rates compared to 2019 due to the Federal Open Market Committee (FOMC) lowering its target rate to 0-0.25% from 2.25%-2.50% between July 2019 and March 2020.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) decreased 26 basis points to 2.88%, driven by the impact of the FOMC actions. Average loan yields declined 69 basis points and the total cost of funds decreased 34 basis points, as the cost of interest-bearing deposits decreased 37 basis points. Compared to the second quarter of 2019, the net interest margin declined 32 basis points from 3.20%.
•Non-interest income increased $2.8 million, or 3.7%, led by an $8.9 million, or 117.4%, increase in mortgage banking income and a $2.6 million, or 26.8%, increase in capital markets. Service charges decreased $8.1 million, or 25.4%, largely due to significantly lower transaction volumes in the COVID-19 environment.
•The effective tax rate was 16.0%, compared to 19.7%, primarily due to renewable energy investment tax credits recognized during the second quarter of 2020.
•The efficiency ratio (non-GAAP) improved 80 basis points to 53.7%, compared to 54.5%.
•The annualized net charge-offs to total average loans ratio decreased 3 basis points to 0.13% from 0.16%.
•The ratio of tangible common equity to tangible assets (non-GAAP) decreased 35 basis points to 6.97%, with net PPP loan balances impacting the June 30, 2020 TCE ratio by 52 basis points. The June 30, 2020 metric also includes the Day 1 Current Expected Credit Losses (CECL) adoption impact of $50.6 million, or 14 basis points, as well as incremental provision for credit losses related to the estimated impact of COVID-19 on our ACL modeling results. The significant, unusual, or outsized items in 2020 totaled $63.7 million after-tax, or 18 basis points, and impacted tangible book value per common share (non-GAAP) by $0.20 per share. On a linked-quarter basis, tangible book value per common share (non-GAAP) increased $0.17, or 2.3%, to $7.63.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Quarterly Results Summary	2Q20	1Q20	2Q19
Reported results
Net income available to common stockholders (millions)	$81.6	$45.4	$93.2
Net income per diluted common share	0.25	0.14	0.29
Book value per common share (period-end)	14.82	14.67	14.30
Pre-provision net revenue (reported) (millions)	129.7	106.3	130.0
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$83.2	$53.5	$95.4
Operating net income per diluted common share	0.26	0.16	0.29
Tangible common equity to tangible assets (period-end)	6.97%	7.36%	7.32%
Tangible book value per common share (period-end)	$7.63	$7.46	$7.11
Pre-provision net revenue (operating) (millions)	$135.7	$116.5	$132.9
Average diluted common shares outstanding (thousands)	325,153	326,045	325,949
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(2.0)	$(2.0)	$—
After-tax impact of COVID-19 expense	(1.6)	(1.6)	—
Pre-tax branch consolidation costs	—	(8.3)	(2.9)
After-tax impact of branch consolidation costs	—	(6.5)	(2.3)
Other unusual or outsized items impacting earnings[1] (millions)
Pre-tax provision for COVID - impacted ACL modeling results	(17.1)	(37.9)	—
After-tax impact of provision for COVID - impacted ACL modeling results	(13.5)	(29.9)	—
Pre-tax MSR impairment	(0.3)	(7.7)	(1.3)
After-tax MSR impairment	(0.3)	(6.1)	(1.0)
Pre-tax accelerated vesting of certain 2020 stock grants	—	(5.6)	—
After-tax accelerated vesting of certain 2020 stock grants	—	(4.4)	—
Total significant, unusual or outsized items pre-tax	$(19.4)	$(61.5)	$(4.2)
Total significant, unusual or outsized items after-tax	$(15.4)	$(48.5)	$(3.3)

Year-to-Date Results Summary	2020	2019
Reported results
Net income available to common stockholders (millions)	$127.0	$185.3
Net income per diluted common share	0.39	0.57
Pre-provision net revenue (reported) (millions)	235.9	260.2
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$136.7	$188.9
Operating net income per diluted common share	0.42	0.58
Pre-provision net revenue (operating) (millions)	252.2	264.8
Average diluted common shares outstanding (thousands)	325,716	325,697
Significant items impacting earnings[1] (millions)
Pre-tax COVID-19 expense	$(4.0)	$—
After-tax impact of COVID-19 expense	(3.1)	—
Pre-tax branch consolidation costs	(8.3)	(4.5)
After-tax impact of branch consolidation costs	(6.5)	(3.6)
Other unusual or outsized items impacting earnings[1] (millions)
Pre-tax provision for COVID - impacted ACL modeling results	(55.0)	—
After-tax impact of provision for COVID - impacted ACL modeling results	(43.4)	—
Pre-tax MSR impairment	(8.0)	(2.6)
After-tax MSR impairment	(6.3)	(2.1)
Pre-tax accelerated vesting of certain 2020 stock grants	(5.6)	—
After-tax accelerated vesting of certain 2020 stock grants	(4.4)	—
Total significant, unusual or outsized items pre-tax	$(80.9)	$(7.1)
Total significant, unusual or outsized items after-tax	$(63.7)	$(5.7)
(1) Favorable (unfavorable) impact on earnings.

Second Quarter 2020 Results – Comparison to Prior-Year Quarter
Net interest income totaled $228.0 million, decreasing $2.4 million, or 1.1%, as significant growth in average loans and deposits of $2.8 billion and $3.4 billion, respectively, partially offset the repricing impact from lower interest rates on variable and adjustable-rate loans. Total average earning assets increased $2.9 billion, or 9.8%, due to the average loan growth. The net interest margin (FTE) (non-GAAP) declined 32 basis points to 2.88%, as earning asset yields decreased 83 basis points reflecting lower yields on variable-rate loans as the quarterly average LIBOR and Prime rates significantly decreased. The total cost of funds also decreased 53 basis points to 0.67%, compared to 1.20%, due to reduced costs on interest-bearing deposits of 51 basis points and lower borrowing costs.
Average loans totaled $25.6 billion, an increase of $2.8 billion, or 12.5%, primarily due to PPP loans originated during the quarter. Average total commercial loan growth totaled $2.8 billion, or 19.5%, including $1.7 billion, or 34.6%, growth in commercial and industrial loans and $960 million, or 10.8%, growth in commercial real estate balances. Excluding PPP loans, origination activity remained solid with organic growth in the Pennsylvania, Cleveland, North and South Carolina, and Mid-Atlantic (Greater Baltimore-Washington D.C. markets) regions. Average consumer loan growth was $59 million, or 0.7%, with growth in residential mortgages of $191 million, or 5.8%, and direct installment loans of $165 million, or 9.5%, partially offset by a decline in consumer lending heavily impacted by COVID-19 as indirect auto loans decreased $162 million, or 8.3%, and consumer lines of credit decreased $135 million, or 8.8%.
Average deposits totaled $27.3 billion, an increase of $3.4 billion, or 14.3%, supported by growth in non-interest bearing demand deposits of $2.1 billion, or 34.2%, and interest-bearing demand deposits of $2.1 billion, or 21.4%. The growth in deposits was driven by deposits for PPP funding and government stimulus activities, as well as solid organic growth in customer relationships. The loan-to-deposit ratio was 92.1% at June 30, 2020, compared to 95.0% at June 30, 2019.
Non-interest income totaled $77.6 million, increasing $2.8 million, or 3.7%. Mortgage banking operations income increased $8.9 million, or 117.4%, primarily due to $16.8 million in origination and secondary marketing revenue, compared to $8.8 million in the second quarter of 2019, as sold mortgage production volume increased 31% to $438 million and gain on sale margins have improved. Capital markets income grew $2.6 million, or 26.8%, to a record $12.5 million, reflecting balanced activity across the footprint. Insurance commissions and fees increased $1.4 million, or 32.3% representing the benefit from new business in North and South Carolina, as well as organic growth in commercial lines. Service charges decreased $8.1 million, or 25.4%, due to noticeably lower transaction volumes given COVID-19, although customer transaction volume began to increase late in the quarter.
Non-interest expense totaled $175.9 million, increasing $0.7 million, or 0.4%. Non-interest expense increased $1.0 million, or 0.6%, when excluding $2.0 million of COVID-19 expenses in the second quarter of 2020 and $2.3 million of branch consolidation costs in the second quarter of 2019. In the second quarter of 2020, the Company also recognized an impairment of $4.1 million from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income taxes. Occupancy and equipment expense decreased $1.9 million, or 6.0%. The efficiency ratio (non-GAAP) improved 80 basis points to 53.7%, compared to 54.5%.
The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO remained consistent at 0.75%. Prior to the adoption of CECL, acquired (purchased credit deteriorated, or PCD) loans were excluded from our nonperforming disclosures. PCD loans that meet the definition of non-accrual are now included in the disclosures and resulted in a $65 million increase in non-accrual loans in the second quarter of 2020, compared to the second quarter of 2019. Total delinquency remains at satisfactory levels, and improved 3 basis points to 0.92%, compared to 0.95% at June 30, 2019. Excluding PPP loans at June 30, 2020, total delinquency increased 6 basis points to 1.01%.
The provision for credit losses totaled $30.2 million, compared to $11.5 million, driven by an estimated $17.1 million of incremental provision due to the COVID-19 related impacts on our ACL modeling results. Net charge-offs were $8.5 million, or 0.13% annualized of total average loans, which declined from $9.0 million, or 0.16%. The ratio of the ACL to total loans and leases was 1.40% and 0.83% at June 30, 2020 and June 30, 2019, respectively. Excluding PPP loans that do not carry an ACL losses due to a 100% government guarantee, the ACL losses to total loan and leases ratio equaled 1.54%, or an impact of 14 basis points. The CECL adoption on January 1, 2020, resulted in a Day 1 increase to the ACL of $105.3 million. As of June 30, 2020, total loans in deferral related to the COVID-19 pandemic totaled $2.4 billion. Over 98% of the $2.4 billion of loans in deferment were current and in good standing at December 31, 2019.

The effective tax rate was 16.0%, compared to 19.7%, driven by benefits from renewable energy investment tax credits.
The tangible common equity to tangible assets ratio (non-GAAP) decreased 35 basis points to 6.97% at June 30, 2020, compared to 7.32% at June 30, 2019, as the PPP loan activity impacted the TCE ratio by 52 basis points at June 30, 2020. The tangible book value per common share (non-GAAP) was $7.63 at June 30, 2020, an increase of $0.52, or 7.3%, from $7.11 at June 30, 2019.

Second Quarter 2020 Results – Comparison to Prior Quarter
Net interest income totaled $228.0 million, a decrease of $4.7 million, or 2.0%, from the prior quarter total of $232.6 million as loan and deposit growth mostly offset the impact from lower interest rates. The net interest margin (FTE) (non-GAAP) decreased 26 basis points to 2.88%, driven by a full-quarter impact of the FOMC action to lower the target Fed Funds rate range on March 16, 2020 to 0.00%-0.25%. Additionally, average 1-month LIBOR fell to 0.36% from 1.41% in the prior quarter.
Total average earning assets increased $2.0 billion, or 6.7%, due primarily to $2.1 billion of significant loan growth driven by PPP and strong organic commercial loan activity. The total yield on earning assets declined 58 basis points to 3.54%, reflecting lower yields on variable and adjustable-rate loans due to lower interest rates. The total cost of funds decreased to 0.67% from 1.01%, as costs on interest-bearing deposits decreased 37 basis points.
Average loans totaled $25.6 billion with average commercial loan growth of $2.1 billion, or 14.1%, and a slight decrease in average consumer loans of $15.3 million, or 0.2%. Average commercial loans included growth of $1.2 billion, or 21.9%, in commercial and industrial loans and an increase of $857 million, or 9.6%, in commercial real estate. Commercial organic origination activity was led by the Pennsylvania and Mid-Atlantic regions. Consumer balances included an increase in average residential mortgage loans of $53 million, or 1.6%, largely attributable to higher refinancing activity given the lower interest rate environment and average direct installment loans also increased $66 million, 3.6%. This was partially offset by declines in average balances of indirect auto loans by $94 million, or 4.9%, and average consumer lines of credit by $40 million, or 2.8%.
Average deposits totaled $27.3 billion, increasing $2.7 billion, or 10.8%, driven by an increase in non-interest bearing deposits of $1.8 billion, or 29.3%. Interest-bearing deposits increased $807 million, or 4.4%, net of the managed decline of $273 million, or 5.8%, in time deposits. The loan-to-deposit ratio was 92.1% at June 30, 2020, compared to 96.5% at March 31, 2020.
Non-interest income totaled $77.6 million, increasing $9.1 million, or 13.3%, as mortgage banking operations increased $17.6 million due to $16.8 million of origination and secondary marketing revenue. The mortgage banking results also included a $0.3 million unfavorable interest rate-related valuation adjustment on mortgage servicing rights in the second quarter compared to an unfavorable $7.7 million valuation adjustment in the first quarter. Mortgage production increased $306 million, or 55%, from the prior quarter with large contributions from North Carolina and the Mid-Atlantic regions. Capital markets income increased $1.4 million, or 12.6%, with strong contributions from interest rate derivative activity across the footprint. Service charges decreased $6.2 million, or 20.5%, due to noticeably lower transaction volumes in the COVID-19 environment.
Non-interest expense totaled $175.9 million, a decrease of $19.0 million, or 9.7%, and included $2.0 million of expenses associated with COVID-19 in the second quarter of 2020, compared to $15.9 million of outsized, unusual or significant expenses occurring in the first quarter. Excluding outsized, unusual, or significant expenses, non-interest expense declined $5.1 million, or 2.9%, primarily related to lower salaries and employee benefit expense as higher production-related commissions were more than offset by lower employer-paid taxes, as well as higher production-related salary deferrals from loan origination activities. In the second quarter of 2020, the Company also recognized an impairment of $4.1 million in other non-interest expense from a renewable energy investment tax credit transaction. The related renewable energy investment tax credits were recognized during the quarter as a benefit to income taxes. The efficiency ratio (non-GAAP) improved to 53.7%, compared to 59.0%.
The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO increased 8 basis points to 0.75%. Total delinquency remains at favorable levels, and decreased 21 basis points to 0.92%, compared to 1.13% at March 31, 2020. Excluding PPP, total delinquency decreased 12 basis points to 1.01%.
The provision for credit losses totaled $30.2 million, compared to $47.8 million. The provision for credit losses exceeded net charge-offs of $8.5 million, or 0.13% annualized, of total average loans and leases compared to $5.7 million, or 0.10% annualized, of total average loans. The ratio of the ACL to total loans and leases decreased to 1.40% from 1.44% at March 31, 2020, but included PPP loans that do not carry an ACL due to a 100% government guarantee. Excluding PPP net loans, the ACL to total loans and leases ratio equaled 1.54%, an impact of 14 basis points.
The effective tax rate was 16.0%, compared to 18.8%, reflecting the benefit of certain renewable energy investment tax credits.
The tangible common equity to tangible assets ratio (non-GAAP) decreased 39 basis points to 6.97% at June 30, 2020, compared to 7.36% at March 31, 2020, as the PPP loan activity impacted the TCE ratio by 52 basis points at June 30, 2020. Tangible book value per common share (non-GAAP) was $7.63 at June 30, 2020, an increase of $0.17 from March 31, 2020.
June 30, 2020 Year-To-Date Results - Comparison to Prior Year-To-Date Period
Net interest income totaled $460.6 million, decreasing $0.4 million, or 0.1%, reflecting a lower rate environment offset by average earning asset growth of $2.0 billion, or 6.9%. The net interest margin (FTE) (non-GAAP) contracted 22 basis points to 3.01%, primarily due to the impact of lower interest rates as year-to-date average 1-month LIBOR declined to 0.90% from 2.47% for the first half of 2019. The yield on earning assets decreased 55 basis points to 3.82%, while the cost of funds improved 34 basis points to 0.83%, primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment.
Average loans totaled $24.6 billion, an increase of $2.0 billion, or 8.8%, due to benefit from PPP activity and solid origination activity across the footprint. Growth in average commercial loans totaled $1.9 billion, or 13.3%, including growth of $1.4 billion, or 28.9%, in commercial and industrial loans. Commercial growth was led by strong commercial activity in the Pennsylvania, North Carolina, and Mid-Atlantic regions. Total average consumer loan growth of $113 million, or 1.3%, was led by increases in residential mortgage loans of $215 million, or 6.7%, and direct installment balances of $132 million, or 7.5%, partially offset by a decline of $130 million, or 8.4%, in consumer credit lines and $104 million, or 5.3%, in indirect auto loans.
Average deposits totaled $25.9 billion, increasing $2.3 billion, or 9.8%, due to average growth of $1.7 billion, or 17.9%, in interest-bearing demand deposits and $1.2 billion, or 20.7%, in non-interest-bearing deposits. On a spot basis, total deposits increased $4.7 billion, or 19.6%, driven by deposits for PPP funding and government stimulus activities, as well as solid organic growth in customer relationships.
Non-interest income totaled $146.2 million, increasing $5.9 million, or 4.2%. On an operating basis, non-interest income increased $9.6 million, or 6.7%, attributable to the record growth in our fee-based businesses of capital markets with an increase of $7.7 million, or 48.6%, reflecting FNB's strong relationships with new and existing commercial customers, and mortgage banking income with an increase of $4.0 million, or 34.7%, as production levels increased 32.9% and gain on sale increased 42.2%. There were also increases in insurance commissions and fees of $3.1 million, or 33.1%, and trust income of $1.5 million, or 10.9%. There was a decline in service charges of $8.2 million, or 13.2%, as there were noticeably lower customer transaction volumes in the COVID-19 environment, however volumes began to increase late in the second quarter.
Non-interest expense totaled $370.8 million, increasing $29.8 million, or 8.8%. Excluding significant, unusual, or outsized items totaling $17.9 million year-to-date in 2020, non-interest expense increased $12.0 million, or 3.5%. This increase was attributable to increases in outside services of $3.0 million, or 9.9%, and higher salaries of $12.2 million, or 6.6%, primarily related to normal merit increases and production-related commissions. The efficiency ratio (non-GAAP) totaled 56.4%, compared to 54.0% in 2019.
The provision for credit losses was $78.0 million, compared to $25.1 million, which included an estimated $55 million of COVID-19 related provision in the first six months of 2020. Net charge-offs totaled $14.2 million, or 0.12%, of total average loans, compared to $16.6 million, or 0.15%, in 2019.
The effective tax rate was 17.0% for 2020, compared to 19.5% in 2019, primarily due to renewable energy investment tax credits recognized during the second quarter of 2020.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO, excluding PPP, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.
These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP”.
Management believes charges such as branch consolidation costs and COVID-19 expense are not organic costs to run our operations and facilities. These charges are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The branch consolidation charges principally represent expenses to satisfy contractual obligations of the closed branches without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. The COVID-19 expenses represent special Company initiatives to support our front-line employees and the communities we serve during an unprecedented time of a pandemic.
To provide more meaningful comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2020 and 2019 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.
F.N.B.’s forward-looking statements are subject to the following principal risks and uncertainties:
•Our business, financial results and balance sheet values are affected by business and economic circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of

the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing or reversal of current U.S. economic environment; and (iv) the impacts of tariffs or other trade policies of the U.S. or its global trading partners.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the COVID-19 pandemic crisis, dislocations, terrorist activities, system failures, security breaches, significant political events, cyberattacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a U.S. presidential administration or legislative and regulatory reforms, including changes affecting oversight of the financial services industry, consumer protection, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations governing bank capital and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the implementation of the new FASB Accounting Standards Update 2016-13 Financial Instruments -Credit Losses commonly referred to as the “current expected credit loss” standard or CECL.
•The COVID-19 pandemic and the regulatory and governmental actions implemented in response to COVID-19 have resulted in significant deterioration and disruption in financial markets and national and local economic conditions and record levels of unemployment and could have a material impact on, among other things, our business, financial condition, results of operations or liquidity, or on our management, employees, customers and critical vendors and suppliers.
The risks identified here are not exclusive. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and Risk Management sections of our Annual Report on Form 10-K (including MD&A section) for the year ended December 31, 2019, our subsequent 2020 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other subsequent filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-relations-shareholder-services. We have included our web address as an inactive textual reference only. Information on our website is not part of this Report.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results today for the second quarter of 2020 at 6:00 PM ET Thursday, July 16, 2020. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results Friday, July 17, 2020 at 8:15 AM ET.
Participants are encouraged to pre-register for the conference call at http://dpregister.com/10145866. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.
Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.
Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the "Investor Relations" section of the Corporation's website at www.fnbcorporation.com. Access to the live webcast will begin approximately 30 minutes prior to the start of the call.
Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls".
A replay of the call will be available shortly after the completion of the call until midnight ET on Friday, July 24, 2020. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 10145866. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Conference Calls" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of nearly $38 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina and Virginia.
FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com;

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				2Q20	2Q20	For the Six Months Ended June 30,		%
	2Q20	1Q20	2Q19	1Q20	2Q19	2020	2019	Var.
Interest Income
Loans and leases, including fees	$245,378	$265,533	$275,445	(7.6)	(10.9)	$510,911	$544,500	(6.2)
Securities:
Taxable	27,373	31,335	31,740	(12.6)	(13.8)	58,708	64,590	(9.1)
Tax-exempt	7,941	8,046	8,061	(1.3)	(1.5)	15,987	16,004	(0.1)
Other	154	1,226	988	(87.4)	(84.4)	1,380	1,450	(4.8)
Total Interest Income	280,846	306,140	316,234	(8.3)	(11.2)	586,986	626,544	(6.3)
Interest Expense
Deposits	34,466	49,467	54,417	(30.3)	(36.7)	83,933	104,794	(19.9)
Short-term borrowings	8,320	13,760	22,140	(39.5)	(62.4)	22,080	47,950	(54.0)
Long-term borrowings	10,099	10,282	9,270	(1.8)	8.9	20,381	12,800	59.2
Total Interest Expense	52,885	73,509	85,827	(28.1)	(38.4)	126,394	165,544	(23.6)
Net Interest Income	227,961	232,631	230,407	(2.0)	(1.1)	460,592	461,000	(0.1)
Provision for credit losses	30,177	47,838	11,478	(36.9)	162.9	78,015	25,107	210.7
Net Interest Income After Provision for Credit Losses	197,784	184,793	218,929	7.0	(9.7)	382,577	435,893	(12.2)
Non-Interest Income
Service charges	23,938	30,128	32,068	(20.5)	(25.4)	54,066	62,285	(13.2)
Trust services	7,350	7,962	7,018	(7.7)	4.7	15,312	13,802	10.9
Insurance commissions and fees	5,835	6,552	4,411	(10.9)	32.3	12,387	9,308	33.1
Securities commissions and fees	3,763	4,539	4,671	(17.1)	(19.4)	8,302	9,016	(7.9)
Capital markets income	12,515	11,113	9,867	12.6	26.8	23,628	15,903	48.6
Mortgage banking operations	16,550	(1,033)	7,613	(1,702.1)	117.4	15,517	11,518	34.7
Dividends on non-marketable equity securities	2,766	4,678	4,135	(40.9)	(33.1)	7,444	9,158	(18.7)
Bank owned life insurance	3,924	3,177	3,103	23.5	26.5	7,101	5,944	19.5
Net securities gains	97	53	—	83.0	—	150	—	—
Other	890	1,357	1,954	(34.4)	(54.5)	2,247	3,291	(31.7)
Total Non-Interest Income	77,628	68,526	74,840	13.3	3.7	146,154	140,225	4.2
Non-Interest Expense
Salaries and employee benefits	93,992	103,805	94,289	(9.5)	(0.3)	197,797	185,573	6.6
Net occupancy	13,594	21,448	15,593	(36.6)	(12.8)	35,042	30,658	14.3
Equipment	15,610	16,046	15,473	(2.7)	0.9	31,656	30,298	4.5
Amortization of intangibles	3,343	3,339	3,479	0.1	(3.9)	6,682	6,958	(4.0)
Outside services	17,000	16,896	16,110	0.6	5.5	33,896	30,855	9.9
FDIC insurance	5,371	5,555	6,013	(3.3)	(10.7)	10,926	11,963	(8.7)
Bank shares and franchise taxes	4,029	4,092	3,130	(1.5)	28.7	8,121	6,597	23.1
Other	22,993	23,711	21,150	(3.0)	8.7	46,704	38,077	22.7
Total Non-Interest Expense	175,932	194,892	175,237	(9.7)	0.4	370,824	340,979	8.8
Income Before Income Taxes	99,480	58,427	118,532	70.3	(16.1)	157,907	235,139	(32.8)
Income taxes	15,870	11,010	23,345	44.1	(32.0)	26,880	45,825	(41.3)
Net Income	83,610	47,417	95,187	76.3	(12.2)	131,027	189,314	(30.8)
Preferred stock dividends	2,010	2,010	2,010	—	—	4,020	4,020	—
Net Income Available to Common Stockholders	$81,600	$45,407	$93,177	79.7	(12.4)	$127,007	$185,294	(31.5)
Earnings per Common Share
Basic	$0.25	$0.14	$0.29	78.6	(13.8)	$0.39	$0.57	(31.6)
Diluted	0.25	0.14	0.29	78.6	(13.8)	0.39	0.57	(31.6)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.24	0.24	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				2Q20	2Q20
	2Q20	1Q20	2Q19	1Q20	2Q19
Assets
Cash and due from banks	$398	$363	$427	9.6	(6.8)
Interest-bearing deposits with banks	533	201	72	165.2	640.3
Cash and Cash Equivalents	931	564	499	65.1	86.6
Securities available for sale	3,301	3,194	3,279	3.4	0.7
Securities held to maturity	3,050	3,179	3,079	(4.1)	(0.9)
Loans held for sale	108	82	332	31.7	(67.5)
Loans and leases, net of unearned income	26,162	23,871	22,543	9.6	16.1
Allowance for credit losses	(365)	(343)	(188)	6.4	94.1
Net Loans and Leases	25,797	23,528	22,355	9.6	15.4
Premises and equipment, net	332	331	328	0.3	1.2
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	61	64	74	(4.7)	(17.6)
Bank owned life insurance	547	545	539	0.4	1.5
Other assets	1,332	1,300	1,156	2.5	15.2
Total Assets	$37,721	$35,049	$33,903	7.6	11.3
Liabilities
Deposits:
Non-interest-bearing demand	$8,650	$6,511	$6,139	32.9	40.9
Interest-bearing demand	12,510	11,009	9,593	13.6	30.4
Savings	2,969	2,664	2,515	11.4	18.1
Certificates and other time deposits	4,266	4,562	5,484	(6.5)	(22.2)
Total Deposits	28,395	24,746	23,731	14.7	19.7
Short-term borrowings	2,411	3,443	3,711	(30.0)	(35.0)
Long-term borrowings	1,630	1,633	1,338	(0.2)	21.8
Other liabilities	388	385	370	0.8	4.9
Total Liabilities	32,824	30,207	29,150	8.7	12.6
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,081	4,075	4,057	0.1	0.6
Retained earnings	796	754	683	5.6	16.5
Accumulated other comprehensive loss	(35)	(45)	(72)	(22.2)	(51.4)
Treasury stock	(55)	(52)	(25)	5.8	120.0
Total Stockholders' Equity	4,897	4,842	4,753	1.1	3.0
Total Liabilities and Stockholders' Equity	$37,721	$35,049	$33,903	7.6	11.3

F.N.B. CORPORATION AND SUBSIDIARIES	2Q20			1Q20			2Q19
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$300,164	$154	0.21%	$163,450	$1,226	3.02%	$66,324	$988	5.97%
Taxable investment securities (2)	5,083,104	27,340	2.15	5,297,596	31,335	2.37	5,296,831	31,740	2.40
Non-taxable investment securities (1)	1,115,976	10,010	3.59	1,125,766	10,068	3.58	1,121,655	10,062	3.59
Loans held for sale	106,368	1,055	3.97	76,457	984	5.15	89,671	1,063	4.75
Loans and leases (1) (3)	25,602,178	245,438	3.85	23,509,124	265,828	4.54	22,759,878	275,921	4.86
Total Interest Earning Assets(1)	32,207,790	283,997	3.54	30,172,393	309,441	4.12	29,334,359	319,774	4.37
Cash and due from banks	339,054			375,106			365,824
Allowance for credit losses	(347,227)			(307,496)			(190,182)
Premises and equipment	333,322			335,594			329,381
Other assets	4,286,739			4,079,637			3,891,734
Total Assets	$36,819,678			$34,655,234			$33,731,116
Liabilities
Deposits:
Interest-bearing demand	$11,889,774	14,172	0.48	$11,035,736	25,144	0.92	$9,794,796	25,132	1.03
Savings	2,844,104	564	0.08	2,618,395	1,827	0.28	2,519,657	2,163	0.34
Certificates and other time	4,396,779	19,731	1.80	4,669,556	22,495	1.94	5,472,936	27,122	1.99
Total interest-bearing demand deposits	19,130,657	34,467	0.72	18,323,687	49,466	1.09	17,787,389	54,417	1.23
Short-term borrowings	2,631,009	8,319	1.27	3,305,058	13,761	1.67	3,716,627	22,140	2.37
Long-term borrowings	1,630,902	10,099	2.49	1,457,531	10,282	2.84	1,082,384	9,270	3.44
Total Interest-Bearing Liabilities	23,392,568	52,885	0.91	23,086,276	73,509	1.28	22,586,400	85,827	1.52
Non-interest-bearing demand deposits	8,143,171			6,296,976			6,069,106
Total Deposits and Borrowings	31,535,739		0.67	29,383,252		1.01	28,655,506		1.20
Other liabilities	404,280			397,515			354,885
Total Liabilities	31,940,019			29,780,767			29,010,391
Stockholders' equity	4,879,659			4,874,467			4,720,725
Total Liabilities and Stockholders' Equity	$36,819,678			$34,655,234			$33,731,116
Net Interest Earning Assets	$8,815,222			$7,086,117			$6,747,959
Net Interest Income (FTE) (1)		231,112			235,932			233,947
Tax Equivalent Adjustment		(3,151)			(3,301)			(3,540)
Net Interest Income		$227,961			$232,631			$230,407
Net Interest Spread			2.63%			2.84%			2.85%
Net Interest Margin (1)			2.88%			3.14%			3.20%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Six Months Ended June 30,
(Unaudited)	2020			2019
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$231,807	$1,380	1.20%	$60,279	$1,450	4.85%
Taxable investment securities (2)	5,190,350	58,675	2.26	5,370,269	64,590	2.41
Non-taxable investment securities (1)	1,120,871	20,078	3.58	1,115,212	19,981	3.58
Loans held for sale	91,413	2,040	4.47	61,469	1,571	5.13
Loans and leases (1) (3)	24,555,651	511,265	4.18	22,570,742	546,071	4.87
Total Interest Earning Assets (1)	31,190,092	593,438	3.82	29,177,971	633,663	4.37
Cash and due from banks	357,080			371,703
Allowance for credit losses	(327,361)			(186,850)
Premises and equipment	334,458			330,711
Other assets	4,183,187			3,877,715
Total Assets	$35,737,456			$33,571,250
Liabilities
Deposits:
Interest-bearing demand	$11,462,755	39,316	0.69	$9,723,662	48,695	1.01
Savings	2,731,250	2,391	0.18	2,514,929	4,233	0.34
Certificates and other time	4,533,167	42,226	1.87	5,410,633	51,866	1.93
Total interest-bearing demand deposits	18,727,172	83,933	0.90	17,649,224	104,794	1.20
Short-term borrowings	2,968,033	22,080	1.49	4,012,589	47,950	2.39
Long-term borrowings	1,544,217	20,381	2.65	873,185	12,800	2.96
Total Interest-Bearing Liabilities	23,239,422	126,394	1.09	22,534,998	165,544	1.48
Non-interest-bearing demand deposits	7,220,074			5,981,427
Total Deposits and Borrowings	30,459,496		0.83	28,516,425		1.17
Other liabilities	400,897			368,152
Total Liabilities	30,860,393			28,884,577
Stockholders' equity	4,877,063			4,686,673
Total Liabilities and Stockholders' Equity	$35,737,456			$33,571,250
Net Interest Earning Assets	$7,950,670			$6,642,973
Net Interest Income (FTE) (1)		467,044			468,119
Tax Equivalent Adjustment		(6,452)			(7,119)
Net Interest Income		$460,592			$461,000
Net Interest Spread			2.73%			2.89%
Net Interest Margin (1)			3.01%			3.23%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Six Months Ended June 30,
	2Q20	1Q20	2Q19	2020	2019
Performance Ratios
Return on average equity	6.89%	3.91%	8.09%	5.40%	8.15%
Return on average tangible equity (1)	13.58	7.91	16.43	10.75	16.67
Return on average tangible common equity (1)	13.84	7.92	16.84	10.89	17.11
Return on average assets	0.91	0.55	1.13	0.74	1.14
Return on average tangible assets (1)	1.01	0.62	1.25	0.82	1.26
Net interest margin (FTE) (2)	2.88	3.14	3.20	3.01	3.23
Yield on earning assets (FTE) (2)	3.54	4.12	4.37	3.82	4.37
Cost of interest-bearing deposits	0.72	1.09	1.23	0.90	1.20
Cost of interest-bearing liabilities	0.91	1.28	1.52	1.09	1.48
Cost of funds	0.67	1.01	1.20	0.83	1.17
Efficiency ratio (1)	53.74	59.03	54.47	56.36	53.96
Effective tax rate	15.95	18.84	19.70	17.02	19.49
Pre-provision net revenue (reported) / average tangible common equity (1)	21.30	17.52	22.83	19.41	23.33
Pre-provision net revenue (operating) / average tangible common equity (1)	22.30	19.20	23.33	20.76	23.74
Capital Ratios
Equity / assets (period end)	12.98	13.81	14.02
Common equity / assets (period end)	12.70	13.51	13.70
Common equity tier 1 (3)	9.4	9.1	9.1
Leverage ratio	7.79	7.96	7.96
Tangible equity / tangible assets (period end) (1)	7.27	7.69	7.66
Tangible common equity / tangible assets (period end) (1)	6.97	7.36	7.32
Common Stock Data
Average diluted common shares outstanding	325,152,572	326,045,182	325,949,353	325,715,867	325,697,221
Period end common shares outstanding	323,205,925	322,674,191	324,807,131
Book value per common share	$14.82	$14.67	$14.30
Tangible book value per common share (1)	7.63	7.46	7.11
Dividend payout ratio (common)	48.14%	86.24%	42.19%	61.76%	42.37%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)	June 30, 2020 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				2Q20	2Q20
	2Q20	1Q20	2Q19	1Q20	2Q19
Balances at period end
Loans and Leases:
Commercial real estate	$9,305	$9,126	$8,832	2.0	5.4
Commercial and industrial (1)	7,709	5,644	5,028	36.6	53.3
Commercial leases	497	444	385	12.0	29.1
Other	40	46	37	(13.9)	7.0
Commercial loans and leases	17,551	15,260	14,282	15.0	22.9
Direct installment	1,947	1,880	1,758	3.6	10.7
Residential mortgages	3,520	3,444	3,022	2.2	16.5
Indirect installment	1,767	1,863	1,968	(5.1)	(10.2)
Consumer LOC	1,377	1,424	1,513	(3.3)	(9.0)
Consumer loans	8,611	8,611	8,261	—	4.2
Total loans and leases	$26,162	$23,871	$22,543	9.6	16.1
Note: Loans held for sale were $108, $82 and $332 at 2Q20, 1Q20, and 2Q19, respectively.
(1) PPP loans were $2.5 billion at 2Q20.
				% Variance
Average balances				2Q20	2Q20	For the Six Months Ended June 30,		%
Loans and Leases:	2Q20	1Q20	2Q19	1Q20	2Q19	2020	2019	Var.
Commercial real estate	$9,818	$8,960	$8,858	9.6	10.8	$9,280	$8,853	4.8
Commercial and industrial (1)	6,677	5,476	4,959	21.9	34.6	6,220	4,825	28.9
Commercial leases	490	435	375	12.6	30.6	463	373	24.2
Other	43	48	53	(9.2)	(17.8)	11	51	(78.6)
Commercial loans and leases	17,028	14,919	14,245	14.1	19.5	15,974	14,102	13.3
Direct installment	1,915	1,849	1,750	3.6	9.5	1,882	1,750	7.5
Residential mortgages	3,461	3,408	3,270	1.6	5.8	3,434	3,220	6.7
Indirect installment	1,802	1,896	1,964	(4.9)	(8.3)	1,849	1,953	(5.3)
Consumer LOC	1,396	1,437	1,531	(2.8)	(8.8)	1,417	1,546	(8.4)
Consumer loans	8,574	8,590	8,515	(0.2)	0.7	8,582	8,469	1.3
Total loans and leases	$25,602	$23,509	$22,760	8.9	12.5	$24,556	$22,571	8.8

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				2Q20	2Q20
Asset Quality Data	2Q20	1Q20	2Q19	1Q20	2Q19
Non-Performing Assets
Non-performing loans (1)	$170	$134	$93	26.9	82.8
Other real estate owned (OREO)	21	20	32	5.0	(34.4)
Non-performing assets	$191	$154	$125	24.0	52.8
Non-performing loans / total loans and leases	0.65%	0.56%	0.41%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.75	0.67	0.77
Delinquency (2)
Loans 30-89 days past due	$64	$131	$94	(51.1)	(31.9)
Loans 90+ days past due	7	6	47	16.7	(85.1)
Non-accrual loans	170	134	74	26.9	129.7
Past due and non-accrual loans	$241	$271	$215	(11.1)	12.1
Past due and non-accrual loans / total loans and leases	0.92%	1.13%	0.95%

(1)	Does not include loans acquired in a business combination at fair value for 2Q19.
(2)	Delinquency for the acquired portfolio was $88 at 2Q19.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				2Q20	2Q20	For the Six Months Ended June 30,		%
Allowance Rollforward	2Q20	1Q20	2Q19	1Q20	2Q19	2020	2019	Var.
Allowance for Credit Losses (1)
Balance at beginning of period	$343.3	$195.9	$185.7	75.2	84.9	$195.9	$179.6	9.1
Provision for credit losses	30.2	47.8	11.5	(36.9)	162.9	78.0	25.1	210.8
Net loan (charge-offs)/recoveries	(8.5)	(5.7)	(9.0)	49.1	(5.8)	(14.2)	(16.6)	(14.5)
Adjustment due to CECL adoption	—	105.3	—			105.3	—
Allowance for credit losses	$365.0	$343.3	$188.2	6.3	94.0	$365.0	$188.1	94.0
Allowance for credit losses / total loans and leases	1.40%	1.44%	0.83%
Allowance for credit losses / total non-performing loans	214.5	255.6	202.8
Net loan charge-offs (annualized) / total average loans and leases	0.13	0.10	0.16			0.12%	0.15%

(1)	The allowance for credit losses for the acquired portfolio was $4 at June 30, 2019.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				2Q20	2Q20	For the Six Months Ended June 30,		%
	2Q20	1Q20	2Q19	1Q20	2Q19	2020	2019	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$81,600	$45,407	$93,177			$127,007	$185,294
COVID-19 expense	1,989	1,962	—			3,951	—
Tax benefit of COVID-19 expense	(418)	(412)	—			(830)	—
Branch consolidation costs	—	8,262	2,871			8,262	4,505
Tax benefit of branch consolidation costs	—	(1,735)	(603)			(1,735)	(946)
Operating net income available to common stockholders (non-GAAP)	$83,171	$53,484	$95,445	55.5	(12.9)	$136,655	$188,853	(27.6)

Operating earnings per diluted common share:
Earnings per diluted common share	$0.25	$0.14	$0.29			$0.39	$0.57
COVID-19 expense	0.01	0.01	—			0.01	—
Tax benefit of COVID-19 expense	—	—	—			—	—
Branch consolidation costs	—	0.03	0.01			0.03	0.01
Tax benefit of branch consolidation costs	—	(0.01)	—			(0.01)	—
Operating earnings per diluted common share (non-GAAP)	$0.26	$0.16	$0.29	62.5	(10.3)	$0.42	$0.58	(27.6)

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q20	1Q20	2Q19	2020	2019
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$336,278	$190,710	$381,796	$263,494	$381,765
Amortization of intangibles, net of tax (annualized)	10,623	10,610	11,024	10,615	11,085
Tangible net income (annualized) (non-GAAP)	$346,901	$201,320	$392,820	$274,109	$392,850

Average total stockholders' equity	$4,879,659	$4,874,467	$4,720,725	$4,877,063	$4,686,673
Less: Average intangible assets (1)	(2,324,696)	(2,327,901)	(2,329,625)	(2,326,299)	(2,330,619)
Average tangible stockholders' equity (non-GAAP)	$2,554,963	$2,546,566	$2,391,100	$2,550,764	$2,356,054

Return on average tangible equity (non-GAAP)	13.58%	7.91%	16.43%	10.75%	16.67%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$328,193	$182,625	$373,733	$255,409	$373,660
Amortization of intangibles, net of tax (annualized)	10,623	10,610	11,024	10,615	11,085
Tangible net income available to common stockholders (annualized) (non-GAAP)	$338,816	$193,235	$384,757	$266,024	$384,745

Average total stockholders' equity	$4,879,659	$4,874,467	$4,720,725	$4,877,063	$4,686,673
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,324,696)	(2,327,901)	(2,329,625)	(2,326,299)	(2,330,619)
Average tangible common equity (non-GAAP)	$2,448,081	$2,439,684	$2,284,218	$2,443,882	$2,249,172

Return on average tangible common equity (non-GAAP)	13.84%	7.92%	16.84%	10.89%	17.11%
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$336,278	$190,710	$381,796	$263,494	$381,765
Amortization of intangibles, net of tax (annualized)	10,623	10,610	11,024	10,615	11,085
Tangible net income (annualized) (non-GAAP)	$346,901	$201,320	$392,820	$274,109	$392,850

Average total assets	$36,819,678	$34,655,234	$33,731,116	$35,737,456	$33,571,250
Less: Average intangible assets (1)	(2,324,696)	(2,327,901)	(2,329,625)	(2,326,299)	(2,330,619)
Average tangible assets (non-GAAP)	$34,494,982	$32,327,333	$31,401,491	$33,411,157	$31,240,631

Return on average tangible assets (non-GAAP)	1.01%	0.62%	1.25%	0.82%	1.26%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	2Q20	1Q20	2Q19
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$4,896,827	$4,841,987	$4,753,189
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,323,028)	(2,326,371)	(2,336,071)
Tangible common equity (non-GAAP)	$2,466,917	$2,408,734	$2,310,236

Common shares outstanding	323,205,925	322,674,191	324,807,131

Tangible book value per common share (non-GAAP)	$7.63	$7.46	$7.11
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,896,827	$4,841,987	$4,753,189
Less: Intangible assets (1)	(2,323,028)	(2,326,371)	(2,336,071)
Tangible equity (non-GAAP)	$2,573,799	$2,515,616	$2,417,118

Total assets	$37,720,827	$35,048,746	$33,903,440
Less: Intangible assets (1)	(2,323,028)	(2,326,371)	(2,336,071)
Tangible assets (non-GAAP)	$35,397,799	$32,722,375	$31,567,369

Tangible equity / tangible assets (period end) (non-GAAP)	7.27%	7.69%	7.66%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$4,896,827	$4,841,987	$4,753,189
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,323,028)	(2,326,371)	(2,336,071)
Tangible common equity (non-GAAP)	$2,466,917	$2,408,734	$2,310,236

Total assets	$37,720,827	$35,048,746	$33,903,440
Less: Intangible assets (1)	(2,323,028)	(2,326,371)	(2,336,071)
Tangible assets (non-GAAP)	$35,397,799	$32,722,375	$31,567,369

Tangible common equity / tangible assets (period end) (non-GAAP)	6.97%	7.36%	7.32%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
2Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$364,993
Loans and leases	$26,161,982
Less: PPP loans outstanding	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,681,210
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.54%

Non-performing loans / loans and leases, excluding PPP loans
(Dollars in thousands)
Non-performing loans	$170,134
Loans and leases	$26,161,982
Less: PPP loans outstanding	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,681,210
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.72%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$196,284
Loans and leases	$26,161,982
Plus: OREO	20,389
Less: PPP loans outstanding	(2,480,772)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$23,701,599
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.83%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans
(Dollars in thousands)
Net loan charge-offs (annualized)	$34,187
Average loans and leases	$25,602,178
Less: Average PPP loans outstanding	(1,905,031)
Average loans and leases, excluding PPP loans (non-GAAP)	$23,697,147
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.15%

Past due and non-accrual loans / loans and leases, excluding PPP loans
(Dollars in thousands)
Past due and non-accrual loans	$240,610
Loans and leases	$26,161,982
Less: PPP loans outstanding	(2,480,772)
Loans and leases, excluding PPP loans (non-GAAP)	$23,681,210
Past due and non-accrual loans / loans and leases, excluding PPP loans (non-GAAP)	1.02%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Six Months Ended June 30,
	2Q20	1Q20	2Q19	2020	2019

KEY PERFORMANCE INDICATORS
Pre-Provision Net Revenue / Average Tangible Common Equity:
(Dollars in thousands)
Net interest income	$227,961	$232,631	$230,407	$460,592	$461,000
Non-interest income	77,628	68,526	74,840	146,154	140,225
Less: Non-interest expense	(175,932)	(194,892)	(175,237)	(370,824)	(340,979)
Pre-provision net revenue (as reported)	$129,657	$106,265	$130,010	$235,922	$260,246
Pre-provision net revenue (as reported) (annualized)	$521,478	$427,395	$521,469	$474,436	$524,805
Adjustments:
Add: Branch consolidation costs (non-interest income)	—	—	546	—	1,722
Add: COVID - 19 expense (non-interest expense)	1,989	1,962	—	3,951	—
Add: Branch consolidation costs (non-interest expense)	—	8,262	2,325	8,262	2,783
Add: Tax credit-related impairment project (non-interest expense)	4,101	—	—	4,101	—
Pre-provision net revenue (operating) (non-GAAP)	$135,747	$116,489	$132,881	$252,236	$264,751
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$545,972	$468,515	$532,984	$507,244	$533,889
Average total shareholders’ equity	$4,879,659	$4,874,467	$4,720,725	$4,877,063	$4,686,673
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,324,696)	(2,327,901)	(2,329,625)	(2,326,299)	(2,330,619)
Average tangible common equity (non-GAAP)	$2,448,081	$2,439,684	$2,284,218	$2,443,882	$2,249,172
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	21.30%	17.52%	22.83%	19.41%	23.33%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	22.30%	19.20%	23.33%	20.76%	23.74%
Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$175,932	$194,892	$175,237	$370,824	$340,979
Less: Amortization of intangibles	(3,343)	(3,339)	(3,479)	(6,682)	(6,958)
Less: OREO expense	(639)	(1,647)	(954)	(2,286)	(2,023)
Less: COVID-19 expense	(1,989)	(1,962)	—	(3,951)	—
Less: Branch consolidation costs	—	(8,262)	(2,325)	(8,262)	(2,783)
Less: Tax credit-related project impairment	(4,101)	—	—	(4,101)	—
Adjusted non-interest expense	$165,860	$179,682	$168,479	$345,542	$329,215

Net interest income	$227,961	$232,631	$230,407	$460,592	$461,000
Taxable equivalent adjustment	3,151	3,301	3,540	6,452	7,119
Non-interest income	77,628	68,526	74,840	146,154	140,225
Less: Net securities gains	(97)	(53)	—	(150)	—
Add: Branch consolidation costs	—	—	546	—	1,722
Adjusted net interest income (FTE) + non-interest income	$308,643	$304,405	$309,333	$613,048	$610,066

Efficiency ratio (FTE) (non-GAAP)	53.74%	59.03%	54.47%	56.36%	53.96%
(1) Excludes loan servicing rights.